Exhibit 99.1

JOINT FILING AGREEMENT

This Statement is filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Municipal Capital Strategies, LLC. Aggregate beneficial ownership reported by Wells Fargo & Company under Item 11 on page 2 is on a consolidated basis and includes any beneficial ownership separately reported herein by Wells Fargo Municipal Capital Strategies, LLC.

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees that the Statement to which this agreement is attached shall be filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Municipal Capital Strategies, LLC (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: November 15, 2018	WELLS FARGO & COMPANY

	By:	/s/ Lori Ward
	Name:	Lori Ward
	Title:	Designated Signer

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

	By:	/s/ Adam Joseph
	Name:	Adam Joseph
	Title:	President